                                                                   EXHIBIT 10.1

NSF Cooperative Agreement
No. NCR-9218742


Network Information Services Manager(s) for
NSFNET and the NREN:
INTERNIC Registration Services
COOPERATIVE AGREEMENT NO. NCR-9218742


Parties:
National Science Foundation
1800 G Street, N.W.
Washington, D.C. 20550

and

Network Solutions, Incorporated
505 Huntmar Park Drive
Herndon, VA 20170


COOPERATIVE AGREEMENT NO. NCR-9218742


Parties:

National Science Foundation

and

Network Solutions, Incorporated


Title:

Network Information Services Manager(s) for NSFNET and the NREN: INTERNIC Registration Services

Type of Award:

Cost-Plus-Fixed-Fee Cooperative Agreement

Estimated Total Amount:

$4,219,339

Effective Date:

January 1, 1993

Expiration Date:

September 30, 1998

Authority:

This agreement is awarded under the authority of the National Science Foundation Act (R@ U.S.C. 186 et seq.) and the Federal Grant and Cooperative Agreement Act (31 U.S.C. 6301 et seq.)

This agreement is entered into between the United States of America, Hereinafter called the Government, represented by the National Science Foundation, hereinafter called the Foundation or NSF, and Network Solutions, Incorporated, hereinafter called the A wardee.

NSF Program Official:

Donald R. Mitchell
Telephone : 202-357-9717
e-mail: dmitchelf@nsf.gov

NSF Administrative Official:

Altie H. Metcalf
Telephone: 202-357-9843
e-mail: ametcalf@nsf.gov

IN WITNESS WHEREOF, the parties have executed Cooperative Agreement No. NCR-9218742, Network Information Services Manager(s) for NSFNET and the NREN:
INTERNIC Registration Services.

UNITED STATES OF AMERICA ACCEPTANCE


Aaron R. Asrael                    Roger L.Evans
Grants and Contracts               Chief Financial Officer


(Date)                             (Date)


NATIONAL SCIENCE FOUNDATION        Network Solutions, Incorporated
Washington, D.C. 20550             Herndon, VA 22070


------------------------------------------------------------------------
INDEX TO COOPERATIVE AGREEMENT NCR-9218742


I. SPECIAL CONDITIONS


ARTICLE -1. Background and Purpose of Agreement -2. Special Requirements -3. Statement of Work -4. Turnaround and Performance Measures -5. Estimated Requirements and Review -6. Responsibilities -7. Period of Performance -8. Funding -9. Annual Report, Program Plan, and Budget -10. Other Reporting Requirements -11. Directed Activities -12. Key Personnel -13. Order of Precedence -14. Publicity, Public Information and Publications -15. Project Income from Registration Fees

II. GENERAL CONDITIONS

Grant General Conditions - GC-1 (10/91)
Cooperative Agreement General Conditions - CA-1 (12/91)


ARTICLE 1. BACKGROUND AND PURPOSE OF AGREEMENT


During the past two decades computer networks have facilitated collaboration among members of many research and education communities and provided them with remote access to information and computing resources. These networks have continued to grow both in the number of users connected and in the capabilities provided to the individual users. It is anticipated that such networks will become essential to research and education during this decade. In particular, the collection of interconnected networks known as the Internet has become important for many research communities. It is also of increasing importance for education.

Today more than 5,000 networks comprise the Internet. These networks link together hundreds of thousands of computers and millions of users throughout the world. The domestic, non-military portion of the Internet includes NSFNET. It also includes other federally sponsored networks such as NASA Science Internet (NSI) and Energy Sciences Network (Esnet). NSFNET, NSI, and Esnet, as well as some other networks of the Internet, are related to the National Research and Education Network (NREN) which was defined in the President's Fiscal 1992 budget and which has been authorized by the passage in December, 1991, of the High Performance Computing and Communications Act, Public Law 102-194.

The NREN is projected to evolve from a part of the Internet containing portions of NSFNET, NSI, and Esnet. This evolution will reflect the legal and technical requirements of the various sponsoring agencies. For example, NASA and DOE are mission agencies whose networksi traffic must relate to the agenciesi missions. NSF, on the other hand, is chartered to support science and engineering research and education; hence NSFNET can carry all traffic contemplated for the NREN and may in fact support additional traffic as well.

Because of the breadth of the charter of the NSFNET, it is projected that it will continue to serve an expanding base of research and education users. The provision of enhanced network information services for NSFNET will be an important part of the expansion in user base.

In cooperation with the Internet community, the National Science Foundation developed and released, in the spring of 1992, Project Solicitation NSF92-24 for one or more Network Information Services Managers (NIS Manager(s)) to provide and/or coordinate (i) Registration Services, (ii) Director and Database Services, and (iii) Information Services for the NSFNET. As a result of this solicitation, three separate organizations were selected to receive cooperative agreements in the areas of (i) Registration Services, (ii) Directory and Database Services, and (iii) Information Services. Together, these three awards constitute the NIS Manager(s) Project.

It is essential that the three project participants selected work closely together to provide a seamless interface for users in need of services. For this reason, the three awardees, at the request of the Foundation, have developed a detailed concept and plan to provide this seamless interface called the "INTERNIC," have revised their proposals to reflect the implementation of the "INTERNIC" concept, and have agreed to the structuring of their three (separate) awards as one collaborative project. This Cooperative Agreement for Registration Services is one of the three (3) collaborative awards resulting from the NIC Manager(s) Project solicitation.

It is anticipated that all registration services required during the period of this Agreement will be obtained and furnished under the terms of this Agreement and that the definition and providing of these services will help facilitate the evolution of the NSFNET and the development of the NREN. References to NSFNET in this Agreement should in general be understood to include the NREN as well.


ARTICLE 2. SPECIAL REQUIREMENTS


A. Collaborative Proposals and Effort(s)
1. An important aspect of the Awardee's work is coordination with the Network Information Services Managers for (i) Database and Directory Services (AT&T under Cooperative Agreement NCR-9218179) and (ii) Information Services (General Atomics under Coop erative Agreement NCR-9218749) to provide a "seamless interface" for internet users in accordance with the "INTERNIC" concept explicated in the Awardee's revised proposal dated October 19, 1992. Hereafter in this agreement, Awardee's two collaborating pa rtners, General Atomics and AT&T, shall be referred to as Collaborators and Awardee shall coordinate its performance hereunder with the efforts of its Collaborators in accordance with the "INTERNIC" concept explicated in the Awardee's revised proposal dat ed October 19,1992. The NSF Program Official reserves the authority to resolve technical, managerial, or scheduling disputes.

2. This requirement for close collaboration and coordination among the three aspects of the Network Information Services Management Project shall be stated in each of the three awards. Such collateral agreements and fund transfers consistent with the cu rrently approved Program Plan (see Article9) as may be necessary to effect the coordination, collaboration and seamless interface to users called for by the "INTERNIC" concept or improve the overall integration of the NIS Manager(s) Project may be entered into by, between and among the Awardee and its Collaborators without further Foundation approvals. Absent a specific inclusion in the approved Program Plan, Awardee fund transfers made pursuant to this Article may not exceed $50,000 in any Program Year.

B. Directed Activities

At the request of the NSF Program Director, as set forth in article 13 (below), the Awardee shall attend such meetings, seminars, conference and planning and other events and shall provide such related supplies and services as necessary to promulgate info rmation regarding registration activity to the worldwide internet community and to facilitate the most effective, efficient and ubiquitous registration services possible.


ARTICLE 3. STATEMENT OF WORK


A. The Awardee shall provide to non-military internet users and networks all necessary registration services (which were) previously provided by the Defense Information Systems Agency Network Information Center(the DISA NIC).

B. The work will be performed in general accordance with NSF Project Solicitation NSF 92-24 for Network Information Services Manager(s) for the NSFNET and the NREN, the Awardee's proposal No. NCR-9218742, dated September 23,1992, amended by Awardee's sup plemental proposal addressing collaborative INTERNIC activity, dated October 19, 1992, hereinafter referred to cumulatively as Awardee's Proposal, and in conformance with the technical and/or performance requirements contained therein and set forth below.

C. The Awardee shall provide registration services in accordance with the provisions of RFC 1174. As stated in RFC 1174:

[T]he Internet system has employed a central Internal Assigned Numbers Authority (IANA) for the allocation and assignment of various numeric identifiers needed for the operation of the Internet. The IANA function is currently performed by the Universit y of Southern California's Information Sciences Institute. The IANA has the discretionary authority to delegate portions of this responsibility and, with respect to numeric network and autonomous system identifiers, has lodged this responsibility with an Internet Registry (IR).

D. Moreover, in cooperation with the IANA, the IR may create delegate registries to carry out registration services for specified domains.

E. The Awardee shall work with the DISA NIC to design and implement a transition plan, as outlined in Awardee's Proposal, that will minimize inconvenience to the networking community during and after the transition.

F. The Non-military internet registration services to be provided under this agreement will initially include, but not be limited to, the following:

1. Domain name registration
2. Domain name server registration
3. Network number assignment
4. Autonomous system number assignment

G. Possible future changes in the registration services provided under this Agreement may include, but shall not be limited to, the use of alternate registration/numbering systems or schemes and the imposition of a user based fee structure. However, in no case shall any user based fee structure be imposed or changed without the express direction/approval of the NSF Program Official.


ARTICLE 4. TURNAROUND AND PERFORMANACE MEASURES


A. The following describes the required turnaround and availability of Registration data:

1. 3 working days/Class C
2. 5 working days/Class B
3. 22 working days/Class A

B. Turnaround is the time from receipt of a completed template, and any information pertaining to network topology and usage of previously assigned address space as may be specifically requested in individual cases, to the assignment of a number. Availa bility is the provision of the registration data to the INTERNIC Database and Directory Services Awardee.

C. The quality of Awardee's registration services will be measured in accordance with the formulae contained in Section J of Awardee's revised proposal of September 23, 1992 and in light of the turnaround times specified above.

ARTICLE 5. ESTIMATED REQUIREMENTS AND REVIEW


A. Estimated Requirements

The registration services currently required for the performance of this Cooperative Agreement are described above. The registration services described above are only an estimate of the immediate and long-term requirements of the scientific research an d education community and are furnished for planning purposes only. Since the future needs of the scientific research and education community are unknown at this time, the Foundation reserves the right to increase, decrease or modify the quantity, qualit y, content or nature of the registration services to be provided hereunder. Should the Foundation exercise the right to increase, decrease or modify the quantity, quality, content or nature of the registration services provided hereunder, appropriate cha nge to estimated costs, fees, and funding schedules for shall be negotiated and incorporated into the Agreement.

B. Performance Review

By December 31, 1994, the Foundation will review the project to determine whether to continue funding and to provide general direction as to the continuation and contemplated level of future support to be provided for the remainder of the agreement.


ARTICLE 6. RESPONSIBILITIES


A. Awardee

The Awardee has primary responsibility for ensuring the quality, timeliness and effective management of the registration services provided under this agreement. To the extent that NSF does not reserve specific responsibility for accomplishing the purpo ses of this Agreement, by either special condition or general condition of the Agreement, all such responsibilities remain with the Awardee.

B. National Science Foundation

1. General

NSF has responsibility for registration services support, support planning, oversight, monitoring, and evaluation. NSF will make approvals required under the General Conditions and, where necessary and appropriate, NSF will contact and negotiate with Federal agencies and other national and International members of the Internet community to further the efforts of this project.

2. Technical

a. Program Officer Authority

Performance of work under this Cooperative Agreement shall be subject to the general oversight and monitoring of the NSF Program Officer. This involvement may include, but is not limited to:
(1) Review of the Quarterly and Annual Reports, Program Plans and Budget.
(2) Participation in resolution of technical, managerial and scheduling concerns; review and, where required by the Agreement, approval of technical reports and information to be delivered by Awardee.

b. Limitations

NSF technical involvement will be consistent with the general statement of work as stated in this Agreement. The Program Officer does not have the authority to and may not:

(1) request additional work outside the Statement of Work;
(2) issue instructions which constitute a change as defined in Article 8 of GC-1(10/91);
(3) require an increase in the Agreement's estimated cost or extension to the Agreement's period of performance, or;
(4) change any of the expressed terms, conditions or specifications of the Agreement.

c. Awardee Notifications
If, in the opinion of the Awardee, any instructions or requests issued by the Program Officer are within one of the categories as defined in (1) through (4) in the above paragraph, the Awardee shall not proceed but shall notify the NSF Grants and Contr acts Officer and shall request, if appropriate, amendment of the Agreement in accordance with Article 37, "Changes -- Limitations of Funds," of the Attached Cooperative Agreement General Conditions.

3. Approvals

Unless stated otherwise, all NSF approvals, authorizations, notifications and instructions required pursuant to the terms of this agreement must be set forth in writing by the NSF Grants and Contracts Officer.


ARTICLE 7. PERIOD OF PERFORMANCE


This Agreement, effective January 1, 1993, shall include a three month phase-in period, a five (5) year period of operational support (commencing April 1, 1993), and a six month (no additional cost) flexibility period and shall continue through September 30, 1998.


ARTICLE 8. FUNDING


A. Agreement Amount

The current total estimated amount of this Cooperative Agreement, exclusive of such amounts as may be provided in connection with Directed Activities provided pursuant to Article 11 (below) is $5,219,339 of which

[Proprietary Figures Omitted]

B. Allotted Amount(s)

1. There is currently allotted and available for expenditure for provision of registration services under this agreement, exclusive of amounts allotted for Directed Activities(as shown in paragraph 3, below), $1,162,245, of which

[Proprietary Figures Omitted]

2. Amounts anticipated to be needed for reimbursement of costs incurred in connection with Directed Activities as provided pursuant to Article 11 (below) are not included in the allotted amount(s) shown in paragraph 8.C, below. Amounts for directed act ivities may be allotted from time to time throughout the period of this agreement.

3. There is currently allotted and available for expenditure in connection with reimbursement for directed activities under this agreement $0.

C. Obligation

For purposes of payment of the Foundation's portion of all allowable costs (including those incurred in connection with the performance of Directed Activities in accordance with Article 11 below) pursuant to the terms outlined in this Agreement, the tot al amount currently allotted by the Government to this Cooperative Agreement is $1,162,245. This allotment covers performance through March 31, 1994.

D. Limitation of Funds

1. The parties estimate that performance of this Cooperative Agreement will not cost the Government more than the estimated amount specified in Article 8.A, Agreement Amount, above. The Awardee shall use its best efforts to perform the work specified in Article 3 and all obligations under this award within the allotted funds.
2. Paragraph C of this Article specifies the cumulative amount presently available for payment by the Government and allotted to this award. The parties contemplate that the Government will allot additional funds incrementally to the award up to the fu ll estimate specified in Article 8.A, Agreement Amount, above.
3. The Awardee shall notify the NSF Grants and Contracts Officer in writing whenever it has reason to believe that the costs it expects to incur under this Agreement in the next 60 days, when added to all costs previously incurred, will exceed 85% of th e total amount so far allotted to the Agreement by the Government.
4. When and to the extent that the amount allotted by the Government is increased, any costs the Awardee incurs before the increase that are in excess of the amount previously allotted by the Government, shall be allowable to the same extent as if incur red afterward.

E. Compensation and Expenditures

1. As compensation for its performance under this agreement, Awardee shall be compensated for its direct and indirect costs (see Article 8.E.3) and shall be paid a fixed fee as provided in this agreement.
2. The Awardee shall also be reimbursed for such travel and related costs as may be specifically required and approved by the NSF Program Director pursuant to Article 11 (below). Expenditures under this agreement must be in accordance with a current Bud get or Program Plan which as been approved by the NSF Grants Officer and no reallocation of funds in excess of $10,000 between budget line items is permitted without prior written (or e-mail) approval of the NSF Program Official.
3. The amount currently allotted includes an indirect cost allowance at the following maximum provisional rates, subject to downward adjustment only:

Internet Services [Proprietary Figure Omitted]
Material Burden [Proprietary Figure Omitted]
G&A [Proprietary Figure Omitted]

F. Future Allotments

The actual level of continued NSF support for future years will be negotiated annually with the Awardee and will depend upon annual review of progress, the proposed Program Plan and the availability of funds. The actual funding of such allotments may b e provided unilaterally by NSF on an incremental basis.

ARTICLE 9. ANNUAL REPORT, PROGRAM PLAN AND BUDGET


By December 31 each year, the Awardee shall submit both electronically and in 10 hard copies an Annual Report, Program Plan and Budget to the Foundation for approval. These Program Plans and Budgets shall be submitted in a format and level of detail approved by the Foundation but shall, as a minimum, contain project goals and objectives specified with sufficient technical criteria, milestones, and timetables to measure the progress of the effort toward the attainment of objectives during the time period for which it is being submitted. This Program Plan will be the basis for the performance goals and funding for succeeding twelve month operational period beginning April 1. Each submission should contain narrative information indicating (for the past year's activities) by functional area and overall; any goals accomplished, exceeded, or missed and explaining any significant deviations from the previous year's plan; any educational achievements; patents, copyrights, or other innovations resulting from the activities; industrial and other funding, income and contributions. Each annual submission should also contain information on actual line charges and expenditures (both annual and cumulative) by functional area and overall, in the same level of detail for which it projects the succeeding year's costs, and a summary budget in accordance with NSF Form 1030. The Awardee will receive formal approval of the Program Plan from the NSF Grants Officer. The Foundation accepts (i) the Awardee's proposal as the Program Plan covering the period April 1, 1993, through May 31, 1994; and (ii) the budgets dated October 19, 1992, as the approved budgets for the period January 1, 1993, through May 31, 1994.


ARTICLE 10. OTHER REPORTING REQUIREMENTS


A. Timely Notification of Significant Problems

The Awardee shall inform the NSF Program Official (either by e-mail or in writing) in a timely manner of any significant problems or events that could affect the overall schedule or progress in the program.

B. Verbal Reports, Collaboration Briefings and Liaison

1. The Awardee shall meet on an informal basis, as necessary or requested, with the NSF Program Director to review progress to date and to exchange views, ideas, and information concerning the program. During the initial three
(3) month phase in period, and thereafter until notified by the NSF Program Director, a weekly status review meeting shall be held to discuss the progress of the transition/phase in, including any problems or delays encountered and changes occasioned by same. (Such weekly status review meetings may be held by telephone and the substance thereof confirmed via e-mail when agreed.

2. The Awardee and Collaborators shall jointly meet, as requested, with the NSF Program Director to detail the progress and discuss the status of the collaboration effort and any difficulties being encountered in providing to the Internet community the seamless interface service envisioned by their collaborative proposal and called for in Article 2 in (above). It is currently contemplated that, at least during the first twelve (12) months of the award, such meetings shall be held quarterly at either NSF, the Awardee's or Collaborator's facilities.

3. When requested by the NSF Program Director, Awardee shall arrange to have its subawardees in attendance at meetings which deal with their areas of activity. In addition, at the request of the NSF Program Director, the Awardee shall arrange on-site meetings for the Program Officer, other Federal staff and/or representatives of the world-wide Internet community and the Awardee's professional personnel, and/or those of its subawardees.

C. Monthly Letter Progress Reports

Monthly letter progress reports may be submitted electronically to the NSF Program Official and NSF Administrative Official at the address shown on the cover page. These (monthly letter progress) reports shall be submitted in such detail and format as required by the Foundation's Program Director and shall contain statistical and narrative information on the performance of the Awardee during the preceding month.

D. Quarterly Status Report

1. Awardee shall prepare and furnish electronically and in four hard (4) copies quarterly letter status reports; the first quarterly status report will be for the period from January 1,1993, through March 31, 1993. These reports shall show the status of all major events and summaries and major work performed during the quarter, including technical status, accomplishments, problems, collaboration activities, changes in future plans, and any pending requests for NSF approval and should be fully reconciled with the information, goals and projections contained in the Annual Report and Program Plan. The report shall also include a summary of award expenditures and line charges both cumulative and for the current quarter.

2. The report shall be prepared on a quarterly basis and shall be submitted within (30) days after the reporting period ends. No quarterly report need be submitted for the quarter in which the Annual Reports are submitted, but, Awardee must insure that any germane information for the quarter not contained in the Annual Report (i.e., list of pending requests for NSF approval) and submitted by separate letter.

E. Final Report

The Awardee shall submit electronically and in ten hard (10) copies a final report to NSF at the conclusion of the Cooperative Agreement. The final report shall contain a description of all work performed and problems encountered (and if requested a copy and documentation of any and all software and data generated) in such form and sufficient detail as to permit replication of the work by a reasonably knowledgeable party or organization.

F. Submission of Reports

All reports and Program Plans are to be forwarded to the Foundation electronically. Hard copies of reports are indicated to be forwarded in the specified number of copies to the following destinations:

No. of Copies       Addressee

1    National Science Foundation        e-mail: awilson@nsf.gov

     ATTN: Alfred W. Wilson

     Division of Grants and Agreements, Room 495

     Arlington, VA 22230           [Amend 01]


Remainder National Science Foundation        e-mail: dmitchel@nsf.gov

     ATTN: Donald Mitchell

     Division of Networking and Communications

     Research and Infrastructure, Room 1175

     Arlington, VA 22230           [Amend 01]

ARTICLE 11. DIRECTED ACTIVITIES


From time to time the NSF Program Director may require the Awardee to attend such meetings, seminars, conferences and planning and other events and/or to provide related supplies and services as necessary to disseminate information regarding registration services activity to the worldwide Internet community and/or to facilitate the most effective, efficient and ubiquitous registration services possible on an expedited basis. In such a case, the following procedures will be followed;

A. The NSF Program Director shall request, by e-mail, the Awardee's attendance or special services required and an estimate by the Awardee of any reimbursable costs involved;

B. Awardee shall submit to the NSF Program director, by e-mail, its estimate of any such reimbursable costs involved; and

C. the NSF Program Director shall forward to the Awardee a letter directive requesting that the travel be performed and/or the special services be provided and specifying the maximum amount that Awardee will be reimbursed for its efforts pursuant to the letter directive.

D. Pursuant to such a letter directive, Awardee may incur costs against the "Directed Activities" amounts included in the approved budget provided (i) that the costs so incurred do not exceed the maximum amount specified in the letter directive and (ii) provided also that the awardee may not incur costs under a letter directive if such costs, when combined with costs incurred under other letter directives will exceed the amount allotted for directed activities as set forth in Article 8.B.2 (above).


ARTICLE 12. KEY PERSONNEL


A. The following individuals are considered key personnel and essential to the work:

Alan S. Williamson
John Zabluski

B. Any changes in the individual (s) or significant changes in their proposed level of effort as set forth in the approved Program Plan for any period requires the prior written approval of the NSF Grants and Contracts Officer.


ARTICLE 13. ORDER OF PRECEDENCE


Any inconsistency in this Cooperative Agreement shall be resolved by giving precedence in the following order (a) the Special Provisions; and (b) Grant General Conditions (5/94) and Cooperative Agreement General Conditions (5/94). [Amend 01]


ARTICLE 14 PUBLICITY, PUBLIC INFORMATION, AND PUBLICATIONS

A. All news releases, public information brochures, publications and other similar items (not limited to printed media, and including video, etc., prepared by Awardee, subawardees, and/or their employees or contractors which describe activities or results under this Registration Services Agreement shall:

1. acknowledge the sponsorship of NSF:

2. be sent to NSF in reasonable quantities for project and related NSF distribution before being distributed or shown to the public; and

3. in the case of news releases or public information, be coordinated with and have the approval of the NSF Program Official before release.

B. An acknowledgment of NSF support must appear in any publication of any material, whether copyrighted or not, based upon or developed under this project, in substantially the following terms:

The material is based on work sponsored by the National Science Foundation under Cooperative Agreement No. NCR-9218742. The Government has certain rights in this material.

C. All writings such as reports, books, journal articles, software, data bases, sound recordings, video tapes and video discs, except scientific articles or papers published in scientific, technical or professional journals, must also contain the following disclaimer:

Any opinions, findings and conclusions or recommendations expressed in this publication are those of the author(s) and do not necessarily reflect the views of the National Science Foundation.


ARTICLE 15. PROJECT INCOME FROM REGISTRATION FEES


A. If, and to the extent that Awardee is authorized and/or directed to charge and collect user fees for the Registration Services provided hereunder, any user fees so collected shall be placed in an interest bearing account, and shall be used to defray the Awardee's and the Foundation's Project expenses in the following descending order of priority:

1. Project expenses incurred by Awardee as a result of the imposition of such fees.

2. Project expenses of the Awardee charged to the Foundation under this award. (Program Plans and future year funding requests should reflect any such Income.

3. Project expenses of Awardee's Collaborators charged to the Foundation under their respective Awards. (Program Plans and future year funding requests should reflect any such inform and project fund transfers.

4. The provisions of this Article shall apply only to any Project Income which is generated from the imposition of user based fees on registration services.
Article 19, Project Income, of the General Conditions shall apply to project related revenue from any other source [Amend 01].

NSF Cooperative Agreement No. NCR-9218742,
Amendment 1

Mr. David M. Graves
Contracts Administrator
Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, Virginia 22070


Cooperative Agreement No. NCR-9218742
Amendment 01
Proposal No. NCR-9442033


Dear Mr. Graves:


This amendment increases the funds available under Cooperative Agreement No. NCR-9218742 by $1,258,457. These funds are for the continued support of the "Network Information Services Manager(s) for NSFNET and the NREN," in accordance with the letter and revised budget dated February 25, 1994.The amount also includes $5,000 for Research Experiences for Undergraduates (REU) in accordance with the proposal and budget April 7, 1994.

The Foundation hereby approves the Awardee's Program Plan dated January 3, 1994, covering the period April 1, 1994 through March 31, 1995.

The referenced Cooperative Agreement, is hereby amended as follows:

Under II. GENERAL CONDITIONS and Article 6.B2b(2)., and Article 13.b., delete referenceds to NSF GC-1 (10/91), and substitute NSF GC-1 (5/94). A copy is enclosed.

Under II. GENERAL CONDITIONS and Article 13.b., delete references to NSF CA-1 (12/91) and substitute NSF CA-1 (5/94). A copy is enclosed.

Under Article 6.B2c., delete CA-1 Article 37 (12/91). "Changes --Limitation of Funds," and substitute CA-1 Article 38 (5/94). "Changes -- Limitation of Funds."

Under Article 8. "Funding," part A., "Agreement Amount," make the following change --

The current total estimated amount of this Cooperative Agreement, exclusive of such amounts as may be provided in connection with Directed Activities provided pursuant to Article 11 is $5,998,374 of which [Proprietary Figure Omitted]

Under Article 8.B1., delete $1,162,245 and substitute $2,420,702, of which [Proprietary Figure Omitted]

Under Article 8.C., delete $1,162,245 and substitute $2,420,720. By this amendment, $1,258,457 covers performance through March 31, 1995.

On the Cooperative Agreement face pag and Under Article 10, "Other Reporting Requirements," part F., "Submission of Reports," delete the name and address of the NSF Program Administrative Official and Program Official and insert --

NSF Administrative Official
Alfred W. Wilson
Division of Grants and Agreements
Room 495
Arlington, VA 22230
e-mail awilson@nsf.gov

NSF Program Official
Donald Mitchell
Division of Networking and Communications
Research and Infrastructure
Room 1175
Arlington, VA 22230
e-mail dmitchell@nsf.gov

Under Article 15.A4., delete Article 18. "Project Income," and substitute
Article 19. "Project Income."

Except as modified by this amendment, terms and conditions of this Agreement, including the expiration date remain unchanged.

Please indicate your acceptance of the agreement by having an authorized official of your organization sign and return one copy as soon as possible.

Karen L. Sandberg
Grants and Agreements Officer

NSF Cooperative Agreement No. NCR-0218742,
Amendment 2

Mr. David M. Graves
Contract Administrator
Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, Virginia 22070
Cooperative Agreement No. NCR-9218742
Amendment No. 02


Dear Mr. Graves:


The referenced Cooperative Agreement is hereby amended in accordance with Network Solutions, Incorporated (NSI) letter dated January 4, 1995.

Under Article 12. Key Personnel, substitute:

Robert W. McCollum and Mark A. Kosters for Alan S. Williamson
Deborah B. Fuller for John Zabluski

The cognizant NSF Program official is Priscilla Jane Huston, 703-306-1950; the cognizant NSF Grant and Agreements Official is Alfred W. Wilson 703-306-1212.

Sincerely,



Mary Frances O'Connell
Grants and Agreements Officer

NSF Cooperative Agreement No. NCR-9218742,
Amendment 3

Mr. Dave M. Graves
Contracts Administrator
Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, VA 22070


Cooperative Agreement No. NCR-9218742
Amendment No. 03
Proposal No. NCR - 9543563


Dear Mr. Graves:


The National Science Foundation (NSF) hereby awards $1,948,632 to Network Solutions, Inc. for additional support in accordance wi the Program Plan entitled "Network Information Services Manager(s) for NSFNET and the NREN," submitted May 5, 1995, and revis ed budged dated August 18, 1995.

The Foundation hereby approves the Awardee's Year 3 Program Plan dated May 5, 1995 covering the period April 1, 1995 through March 31, 1996 with the following exception:

The Foundation is reviewing the fee-for-service concept outlined in Network Solutions letters of June 19, 1995 and June 30, 1995, as well as any modifications of the Cooperative Agreement which may be required to implement the fee-for-service concept.

The Cooperative Agreement, as amended, is further amended as follows:

Under Article 8.B1., delete $2,420,702, and substitute $4,369,334, of which [Proprietary Figure Omitted]

Under Article 8.C., delete $2,420,702 and substitute $4,369,334. By this amendment, $1,948,632 covers performance through September 30, 1995.

It is understood that funding for Awardees performance beyond September 30, 1995 will require either the allotment of additional funds or NSF approval to initiate fees for registration services in accordance with Article 3.G. of the Cooperative Agreement.

The amount awarded includes indirect cost allowance at the rates specified in the approved budget. These maximum provisional rates are subject to downward adjustment only.

The Foundation authorizes the grantee to enter into the proposed contractual arrangements and to fund such arrangements with Cooperative Agreement funds up to the amount indicated in the approved budget. Such consistent with the applicable Cooperative Agreement general terms and conditions and any special conditions included in the Cooperative Agreement.

Except as modified by this amendment, terms and conditions of this Cooperative Agreement, including the expiration date remain unchanged.

Please indicate your acceptance of this amendment by having an authorized official of your organization sign and return one copy as soon as possible.

Sincerely,



Carol A. Langguth
Grants and Agreements Officer

NSF Cooperative Agreement No. NCR-9218742,
Amendment 5

NATIONAL SCIENCE FOUNDATION
4201 WILSON BOULEVARD
ARLINGTON , VIRGINIA


Jan. 6, 1997

Mr. Dave M. Graves
Contract Administrator
Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, VA 22070

Cooperative Agreement No. NCR-9218742
Amendment No. 05


Dear Mr. Graves:


The purpose of this amendment is to cover the following administrative actions with respect to the NSI Cooperative Agreement No. NCR-9218742.

The Foundation hereby approves the following:

- The Foundation hereby approves the Awardee's Annual Progress Report for Year 3 submitted October 10, 1996 However, consistent with the previous agreement between NSI and NSF, NSI will bear the costs ($61,979) of computer equipment listed in the "materials and supplies" category of the Year 3 Financial Report and NSF will not reimburse these costs. In addition, fees in excess of the costs incurred (including the litigation costs associated with the Knowledgenet suit) for work not d.one during the period April 1, 1995 through September 13, 1995 will not be invoiced by NSI nor paid by NSF.

- The Foundation hereby approves the Awardee's Year 4 Program Plan dated October 10, 1996 covering he period April 1, 1996 through March 31, 1997.

- The Foundation hereby approves payment of the Awardee's invoice covering litigation costs with Knowledgenet, Inc. in the (reduced) amount of $74,617. This amount includes only the actual cost of the litigation and associated fee amount.

- NSF authorizes the Awardee to invoice NSF via the Electronic Fund Transfer process for payment (when due) of registration and renewal fees for the .EDU and .GOV domain names at the rates set forth in this agreement. The Awardee's invoices and NSF payment of these fees will not exceed $253,300

Except as modified by this amendment, all other Agreement terms and conditions remain unchanged.

Sincerely,


Karen Sandberg
Grants and Agreements Officer